JP MORGAN MULTI-MANAGER SMALL CAP VALUE FUND
a series of
J.P. MORGAN FLEMING SERIES TRUST

MINUTES OF SPECIAL MEETING OF SHAREHOLDERS

October 14, 2005

A Special meeting of shareholders of JPMorgan Multi-manager Small Cap Value Fund (the “Fund”), a series of J.P. Morgan Fleming Series Trust, was held at 522 Fifth Avenue, 6th Floor, New York, New York 10036 at 10:00a.m., Easter time on Octover 14, 2005.

Stephen M. Benham, employee and Secretary of the Fund, served as Chairperson and called the meeting to order.

John T. Fitzgerald, an employee of JPMorgan Chase Bank, served as Secretary and reported that the Notice of the Special Meeting of Shareholders and related proxy materials were mailed to all Fund shareholders of record as of the close of business on July 29,2005. The Secretary submitted an affidavit by an authorized officer of the tabulator, as evidence of the mailing. Copies of the affidavit, related Proxy Statement, list of shareholders and forms of proxy were ordered filed with the records of the meeting.

The Secretary presented a list of shareholders who were entitled to vote at the meeting. He reported that proxies covering 15,422,711.246 shares of beneficial interest had been received, and that they are, according to the records of the Fund, correct and authentic proxies. He noted that these proxies constituted approximately 73 percent of the 21,126,877.632 shares entitled to vote at the meeting. There were no shareholders voting other than by proxy.

The Chairperson noted that a quorum of the shares of the Fund entitled to vote at the meeting was present and therefore declared that the meeting was properly constituted to transact business.

The Chairperson declared that the items on the agenda for the Fund were to be voted by written ballot and appointed Tiffany Randall, employee of the Fund's administrator, to act as judge and inspector (the "Inspector"), to decide upon the qualifications of the voters, to accept their votes and, upon completion of the voting, to count the number of shares voted on the motions and to declare the requisite number of shares voted in favor of the motions.

First Quadrant, L.P. Sub advisory Agreement

The Chairperson announced that the first order of business was to approve a new subadvisory agreement as described in the Fund's proxy statement. Suzanne Cioffi, shareholder proxy, seconded the motion of Mr. Fitzgerald, shareholder proxy, who moved for the adoption of the following resolution:

RESOLVED, that the subadvisory agreement between J.P. Morgan Investment Management Inc. and First Quadrant, L.P. ("First Quadrant") in the form set forth in JPMorgan Multi-Manager Small Cap Value Fund's Definitive Proxy Statement dated August 29, 2005, pursuant to which First Quadrant will act as subadvisor to the Fund, is hereby approved.

The Chairperson reported that the Inspector affirmed that 15,358,255.2 shares were voted by proxy in favor of the motion to approve the subadvisory agreement, with no shares voted against the motion and no shares that abstained.

Vaughn Nelson Investment Management, L.P. Subadvisory Agreement

The Chairperson announced that the next order of business was to approve a new subadvisory agreement as described in the Fund's proxy statement. Ms. Cioffi, shareholder proxy, seconded the motion of Mr. Fitzgerald, shareholder proxy, who moved for the adoption of the following resolution:

      RESOLVED, that the subadvisory agreement between J.P. Morgan Investment Management Inc. and Vaughn Nelson Investment Management, L.P. ("Vaughn Nelson") in the form set forth in JPMorgan Multi-Manager Small Cap Value Fund's Definitive Proxy Statement dated August 29, 2005, pursuant to which Vaughn Nelson will act as subadvisor to the Fund, is hereby approved.

The Chairperson reported that the Inspector affirmed that 15,357,464.86 shares were voted by proxy in favor of the motion to approve the subadvisory agreement, with no shares voted against the motion and no shares that abstained.

Advisory Research, Inc. Subadvisory Agreement

The Chairperson announced that the final order of business was to approve a new subadvisory agreement as described in the Fund's proxy statement. Ms. Cioffi, shareholder proxy, seconded the motion of Mr. Fitzgerald, shareholder proxy, who moved for the adoption of the following resolution:

      RESOLVED, that the subadvisory agreement between J.P. Morgan Investment Management Inc. and Advisory Research, Inc. ("Advisory Research") in the form set forth in JPMorgan Multi-Manager Small Cap Value Fund's Definitive Proxy Statement dated August 29, 2005, pursuant to which Advisory Research will act as subadvisor to the Fund, is hereby approved.

The Chairperson reported that the Inspector affirmed that 15,359,349.761 shares were voted by proxy in favor of the motion to approve the sub advisory agreement, with no shares voted against the motion and no shares that abstained.

There being no further business, the meeting was, upon motion duly made and seconded, adjourned at lO:30 a.m.

/s/ John T. Fitzgerald
John T. Fitzgerald